Exhibit 99.1

FOR IMMEDIATE RELEASE

GUARDIAN TECHNOLOGIES INTERNATIONAL ANNOUNCES RESIGNATION OF WALTER LUDWIG FROM ITS BOARD AND AS PRESIDENT OF ITS LIFE SCIENCES DIVISION

DULLES, Va.--(BUSINESS WIRE)--May 19, 2004--Guardian Technologies International, Inc. (OTCBB:GDTI - News), a developer of imaging technologies for homeland security and healthcare radiology, announced today that Walter Ludwig resigned as a director and as president of its life sciences division effective as of May 18, 2004, to pursue opportunities in the public and political sector.

Mr. Ludwig said he was leaving Guardian with mixed feelings. "While I'm excited about my own personal new challenges, I'm also confident that Guardian's future in healthcare is very bright. I'll be following the company closely, and helping in any way I can."

Michael Trudnak, Guardian's president and CEO, said "We appreciate Walter's service in helping launch our healthcare efforts, and I am sure he will be successful in his new endeavors. I also appreciate that we will be able to call on him in an advisory capacity in the future."

About Guardian Technologies International

Guardian Technologies, based in Dulles, Virginia, employs high-performance imaging technologies and advanced analytics to create integrated information management products and services. It primarily focuses on the areas of healthcare radiology and transportation security scanning. Guardian's products and services automate the processing of large quantities of graphic, numeric, and textual data so organizations can efficiently detect, extract, analyze or effectively act upon the information gleaned from the data. Guardian's solutions are designed to improve the quality and speed of decision-making and enhance organizational productivity and accuracy. For additional information, please visit Guardian's, web site at www.guardiantechintl.com.

Forward-Looking Statements

The statements made in this news release that are not historical facts contain forward-looking information that involves risks and uncertainties. All statements, other than statements of historical facts, which address Guardian's expectations, should be considered as forward-looking statements. When used in this news announcement, the words "anticipate," "believe," "expect," "estimate," and "intend," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements are based on knowledge of the environment in which Guardian currently operates,

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but because of the factors herein listed, as well as other factors beyond its control, actual results may differ materially from the expectations expressed in the forward-looking statements...Important factors that may cause actual results to differ from anticipated results include, but are not limited to, obtaining necessary approvals and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein noted or in its SEC filings.



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Contact:

     Guardian Technologies International, Inc., Dulles
     Investors:
     Redwood Consultants, LLC
     Jens Dalsgaard, 415-884-0348
       or
     Media:
     Accentuate PR
     Julie Shepherd, 815-479-1833
     julie@accentuatePR.com